[ EXHIBIT 4.1 ]

                           THE 2004 STOCK, OPTION AND
                          RESTRICTED STOCK BENEFIT PLAN
                                       OF
                            ANGLOTAJIK MINERALS, INC.


Anglotajik Minerals, Inc., a Nevada corporation (the "Company"), hereby adopts The 2004 Stock, Option and Restricted Stock Benefit Plan of Anglotajik Minerals, Inc. (the "Plan") this 1st day of September 2004. Under the Plan, the Company may issue stock, or grant options to acquire the Company's common stock, par value $0.001 (the "Stock"), from time to time to employees of the Company or its subsidiaries, all on the terms and conditions set forth herein ("Benefits"). In addition, at the discretion of the Board of Directors, Benefits may from time to time be granted under this Plan to other individuals, including consultants or advisors, who contribute to the success of the Company or its subsidiaries but are not employees of the Company or its subsidiaries, provided that bona fide services shall be rendered by consultants and advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction. Furthermore, no stock may be issued, or option granted, under the benefit plan to consultants, advisors, or other persons who directly or indirectly promote or maintain a market for the Company's securities.

1. Purpose of the Plan. The Plan is intended to aid the Company in maintaining and developing a management team, attracting qualified officers, employees, consultants and key advisors capable of contributing to the future success of the Company, and rewarding those individuals who have contributed to the success of the Company. The Company has designed this Plan to aid it in retaining the services of executives and employees and in attracting new personnel when needed for future operations and growth and to provide such personnel with an incentive to remain employees of the Company, to use their best efforts to promote the success of the Company's business, and to provide them with an opportunity to obtain or increase a proprietary interest in the Company. It is also designed to permit the Company to reward those individuals who are not employees of the Company but who management perceives to have contributed to the success of the Company or who are important to the continued business and operations of the Company. The above goals will be achieved through the granting of Benefits.

2. Administration. The Plan shall be administered by the Board of Directors of the Company (the 'Board') which shall keep the minutes of its proceedings with regard to the Plan and all records, documents, and data pertaining to its administration of the Plan. A majority of the members of the Board shall constitute a quorum for the transaction of business, and the vote of a majority of those members present at any meeting shall decide any question brought before that meeting. In addition, the Board may take any action otherwise proper under the Plan by the affirmative vote, taken without a meeting, of a majority of its members. Any decision or determination reduced to writing and signed by a majority of the members shall be as effective as if it had been made by a majority vote at a meeting properly called and held. All questions of interpretation and application of the Plan shall be subject to the determination of the Board. The actions of the Board in exercising all of the rights, powers and authorities set out in this Plan, when performed in good faith and in its sole judgment, shall be final, conclusive, and binding on the parties.


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3. Shares of Stock Subject to this Plan. A total of twelve million (12,000,000)
Shares of Common Stock may be subject to, or issued pursuant to, Benefits granted under this Plan. If any right to acquire Stock granted under this Plan is exercised by the delivery of shares of Stock or the relinquishment of rights to shares of Stock, only the net shares of Stock issued (the shares of stock issued less the shares of Stock surrendered) shall count against the total number of shares reserved for issuance under the terms of this Plan.

4. Reservation of Stock on Granting of Option. At the time any Option is granted under the terms of this Plan, the Company will reserve for issuance the number of shares of Stock subject to such Option until it is exercised or expires. The Company may reserve either authorized but unissued shares or issued shares reacquired by the Company (treasury stock).

5. Eligibility. The Plan Administrators may grant Benefits to employees, officers, and directors of the Company and its subsidiaries, as may be existing from time to time, and to other individuals who are not employees of the Company or its subsidiaries, including consultants and advisors, provided that such consultants and advisors render bona fide services to the Company or its subsidiaries and such services are not rendered in connection with the offer or sale of securities in a capital-raising transaction, or for establishing, maintaining or promoting a public market for the Company's securities. In any case, the Plan Administrators shall determine, based on the foregoing limitations and the Company's best interests, which employees, officers, directors, consultants and advisors are eligible to participate in this Plan. Benefits shall be in the amounts, and shall have the rights and be subject to the restrictions, as may be determined by the Plan Administrators, all as may be within the provisions of this Plan.

6. Authority to Grant Stock Awards. The Board in its discretion and subject to the provisions of the Plan may, from time to time, grant to eligible individuals of the Company Stock Awards. The Board may award and issue shares of Common Stock under the Plan in fulfillment of such Stock Awards. Stock Awards may be made in lieu of cash compensation or as additional compensation. Stock Awards may also be made pursuant to performance-based goals established by the Board.

Subject only to any applicable limitations set forth in the Plan, the number of shares of Common Stock covered by any Stock Award shall be determined by the Board.

7.  Stock Awards.

     (a) Awards in Lieu of Compensation. The Board may grant Common Stock to an Eligible Individual under the Plan, without any payment by the individual, in lieu of certain cash compensation or as additional compensation. The Stock Award is subject to appropriate tax withholding. After compliance with the tax withholding requirements, a stock certificate shall be issued to the individual recipient of the Stock Award. The certificate shall bear such legend, if any, as the Board determines is reasonably required by applicable law. Prior to receipt of a Stock Award, the individual must comply with appropriate requests of the Board to assure compliance with all relevant laws.



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     (b) Performance Based Awards. The Board may award shares of Common Stock, without any payment for such shares, to designated individuals if specified performance goals established by the Board are satisfied. The designation of an employee eligible for a specific performance-based Stock Award shall be made by the Board in writing prior to the beginning of the twelve month period for which the performance is measured. The Board shall establish the number of shares to be issued to a designated employee if the performance goal is met. The Board must certify in writing that a performance goal has been met prior to issuance of any certificate for a performance-based Stock Award to any employee. If the Board certifies the entitlement of an employee to the performance-based Stock Award, the certificate shall be issued to the employee as soon as administratively practicable, and subject to other applicable provisions of the Plan, including but not limited to, all legal requirements and tax withholding. Performance goals determined by the Board may be based on specified increases in net profits, stock price, Company or segment sales, market share, earnings per share, and/or return on equity.

8. Option Awards

     a. Term of Options issued as Benefits and Certain Limitations on Right to Exercise.

          i. Each Option issued as a benefit hereunder ("Option") shall have its term established by the Plan Administrators at the time the Option is granted.

          ii. The term of the Option, once it is granted, may be reduced only as provided for in this Plan and under the express written provisions of the Option.

          iii. Unless otherwise specifically provided by the written provisions of the Option or required by applicable disclosure or other legal requirements promulgated by the Securities and Exchange Commission ("SEC"), no participant of this Plan or his or her legal representative, legatee, or distributee will be, or shall be deemed to be, a holder of any shares subject to an Option unless and until such participant exercises his or her right to acquire all or a portion of the Stock subject to the Option and delivers the required consideration to the Company in accordance with the terms of this Plan and then only as to the number of shares of Stock acquired. Except as specifically provided in this Plan or as otherwise specifically provided by the written provisions of the Option, no adjustment to the exercise price or the number of shares of Stock subject to the Option shall be made for dividends or other rights for which the record date is prior to the date on which the Stock subject to the Option is acquired by the holder.

          iv. Options shall vest and become exercisable at such time or times and on such terms as the Plan Administrators may determine at the time of the grant of the Option.



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          v. Options may contain such other provisions, including further lawful restrictions on the vesting and exercise of the Options as the Plan Administrators may deem advisable.

          vi. In no event may an Option be exercised after the expiration of its term.

          vii. Options shall be non-transferable, except by the laws of descent and distribution.

     b. Exercise Price. The Plan Administrators shall establish the exercise price payable to the Company for shares to be obtained pursuant to Options, which exercise price may be amended from time to time as the Plan Administrators shall determine.

     c. Payment of Exercise Price. The exercise of any Option shall be contingent on receipt by the Company of the exercise price paid in either cash, certified check or personal check payable to the Company.

     d. Termination of Employment. Upon termination of an Option holder's active employment with the Corporation and its subsidiaries for any reason (including illness or disability), the Option and rights thereunder shall terminate on the date of termination of employment. The Board has the discretion in the event the Option holder takes a leave of absence from the Corporation and its subsidiaries for personal reasons or for military service to take such action in respect of the Option as the Board may deem appropriate, including extending the time following termination of active employment during which the Option holder is entitled to purchase the shares of Common Stock subject to his Option. If an Option holder's employment with the Corporation and its subsidiaries terminates by reason of death or retirement pursuant to normal Corporation policies, the retired employee or the personal representative of the deceased employee may elect to exercise the Option at any time following the termination of the Option holder's employment. In no event may any Option be exercised after the expiration of its term.

9. Registration. The Company may, but shall not be obligated to, register any securities covered by a Stock Award, or securities underlying an Option award, pursuant to the 1933 Act (as now in effect or as hereafter amended) and, in the event any shares are registered, the Company may remove any legend on certificates representing these shares. The Company shall not be obligated to take any other affirmative action in order to cause the Stock Award to comply with any law or regulation of any governmental authority.

10. Withholding. If the grant of a Benefit hereunder, or exercise of an Option given as a Benefit is subject to withholding or other trust fund payment requirements of the Internal Revenue Code of 1986, as amended (the "Code"), or applicable state or local laws, the Company will initially pay the Grantee's liability and will be reimbursed by Grantee no later than six months after such liability arises and Grantee hereby agrees to such reimbursement terms.

11. Dilution or Other Adjustment. The shares of Stock subject to this Plan and the exercise price of outstanding Options are subject to proportionate adjustment in the event of a stock dividend on the Stock or a change in the


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number of issued and outstanding shares of Stock as a result of a stock split, consolidation, or other recapitalization. The Company, at its option, may adjust the Options, issue replacements, or declare Options void.

12. Corporate Transaction or Change in Control. The Administrator shall have the authority, exercisable either in advance of any actual or anticipated Corporate Transaction or Change in Control or at the time of an actual Corporate Transaction or Change in Control and exercisable at the time of the grant of an Award under the plan or any time while an Award remains outstanding, to provide for the full or partial automatic vesting and exercisability of one or more outstanding unvested Awards under the Plan and the release from restrictions on transfer and repurchase or forfeiture rights of such Awards in connection with a Corporate Transaction or Change in Control, on such terms and conditions as the Administrator may specify. The Administrator also shall have the authority to condition any such Award vesting and exercisability or release from such limitations upon the subsequent termination of the Continuous Service of the Grantee within a specified period following the effective date of the Corporate Transaction or Change in Control. The Administrator may provide that any Awards so vested or released from such limitations in connection with a Change in Control, shall remain fully exercisable until the expiration or sooner termination of the Award.

The portion of any Incentive Stock Option accelerated under this Section 12 in connection with a Corporate Transaction or Change in Control shall remain exercisable as an Incentive Stock Option under the Code only to the extent the $100,000 dollar limitation of Section 422(d) of the Code is not exceeded. To the extent such dollar limitation is exceeded, the accelerated excess portion of such Option shall be exercisable as a Non-Qualified Stock Option.

For purposes of this Section 12, the terms "Corporate Transaction" and "Change of Control" shall have the following meanings:

     (a) "Corporate Transaction" means any of the following transactions:

          (i) a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the Company's state of domicile;

          (ii) the sale, transfer, or other disposition of all or substantially all of the assets of the Company;

          (iii) the complete liquidation or dissolution of the Company;

          (iv) any reverse merger in which the Company is the surviving entity but in which securities possessing more than forth percent (40%) of the total combined voting power of the Company's outstanding securities are transferred to a person or persons different from those who held the securities immediately prior to such merger; or

          (v) acquisition in a single transaction or series of related transactions by any person or related group of persons (other than the Company or by a Company-sponsored employee benefit plan) of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities but excluding any such transaction or series of related transactions that the Administrator determines not to be a Corporate Transaction.



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     (b) "Change in Control" means a change in ownership or control of the
     Company effected through either of the following transactions:

          (i) the direct or indirect acquisition by any person or related group of persons (other than an acquisition by the Company or by a Company-sponsored employee benefit plan or by a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities pursuant to a tender or exchange offer made directly to the Company's stockholders which a majority of the Continuing Directors who are not affiliates or associates of the offeror do not recommend such stockholders accept, or

          (ii) a change in the composition of the Board over a period of thirty-six (36) months or less such that a majority of the board members (rounded up to the next whole number) ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who are Continuing Directors.

          "Continuing Directors" are directors who have been Board members continuously for period of at least twenty-four (24) months.

13. Employment Obligation. The granting of any Stock Award shall not impose upon the Company any obligation to employ or continue to employ any grantee; and the right of the Company to terminate the employment of any officer or other employee shall not be diminished or affected by reason of the fact that a Stock Award has been granted to him.

14. Expiration and Termination of this Plan. This Plan may be abandoned or terminated at any time by the Plan Administrators except with respect to any Options then outstanding under this Plan. This Plan shall otherwise terminate on the earlier of the date that is five years from the date first appearing in this Plan or the date on which the Twelve Millionth share is issued hereunder.

15. Amendment of this Plan. This Plan may not be amended more than once during any six month period, other than to comport with changes in the Code or the Employee Retirement Income Security Act or the rules and regulations promulgated thereunder. The Plan Administrators may modify and amend this Plan in any respect.



ATTEST:

/s/ Matthew Markin
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Matthew Markin, President


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